EXHIBIT I-2

                List of Active Nonutility Subsidiaries

1.  Consolidated Edison Solutions, Inc.
2.  Consolidated Edison Development, Inc.
3.  Con Edison Development Guatemala, Ltd
4.  Energy Finance Partners of Central America, L.P
5.  Generadora Electrica Del Norte, S.R.C.
6.  Consolidated Edison Leasing, Inc.
7.  Con Edison Leasing, LLC
8.  CED Ada, Inc.
9.  CED/DELTA Ada, LLC
10. Ada Cogeneration Limited Partnership
11. CED/SCS Newington, LLC
12. Newington Energy, LLC
13. CED Generation Holding Company, LLC
14. CED Management Company, Inc.
15. CED Operating Company, L.P.
16. Lakewood Cogeneration, L.P.
17. CED-Lakewood, Inc.
18. CED Generation Lakewood Company
19. Consolidated Edison Energy Massachusetts, Inc.
20. CEDST, LLC
21. CED 42, LLC
22. Consolidated Edison Energy, Inc.
23. Consolidated Edison Communications, Inc.
24. Davids Island Development Corporation
25. D.C.K. Management Corporation
26. Steam House Leasing LLC
27. Clove Development Corporation
28. O&R Development, Inc.
29. Millbrook Holdings, Inc.
30. NU Enterprises, Inc.
31. Northeast Generation Company
32. Northeast Generation Services Company
33. Select Energy, Inc.
34. HEC Inc.
35. Select Energy Contracting, Inc.
36. Reeds Ferry Supply, Inc.
37. HEC Energy Consulting, Inc.
38. HEC/Tobyhanna Energy
39. Select Energy Portland Pipeline, Inc.
40. The Quinnehtuk Company
41. Rocky River Realty, Inc.
42. Charter Oak Energy, Inc.
43. Properties, Inc.
44. Yankee Energy Financial Services, Inc.
45. R.M. Services, Inc.
46. Yankee Energy Services Company
47. CL&P Receivables Corporation
48. NorConn Properties, Inc.
49. Northeast Utilities Service Company
50. North Atlantic Energy Services Corporation